EXHIBIT 10.35


January 16, 2007

Lawrence A. Kenyon
654 Providence Lane
Lindenhurst, IL 60046

Dear Larry:

This will confirm the employment offer we made to you, and which you accepted, for the position of Executive Vice President, Chief Financial Officer, and Corporate Secretary of Alfacell Corporation reporting to Kuslima Shogen, Chief Executive Officer. We look forward to working with you and are confident you can add significant value to Alfacell.

This will confirm that your start date is January 16, 2007. You will receive an annual base salary of $210,000 and are eligible to participate in Alfacell's bonus plan pursuant to which you will be eligible to receive a discretionary annual bonus of up to 20% of your base salary, provided that you are actively employed on the bonus payout date. The discretionary bonus may be tied to the achievement of specific identified goals to be determined by Alfacell's Board of Directors or a committee thereof. Alfacell will provide you with the reasonable cost of temporary housing for a period up to twelve (12) months, the cost of round trip coach airfare from Newark to Chicago for up to twelve (12) months, and the reasonable cost of relocating your household effects. You were also granted a ten-year option, pursuant to Alfacell's 2004 Stock Incentive Plan, to purchase 375,000 shares of Alfacell's common stock with an exercise price of $1.55 per share, the closing price of Alfacell's common stock on January 16, 2007, the date of grant. The option vested immediately as to 75,000 shares, and will vest as to the remaining shares in four equal annual installments of 75,000 shares on each anniversary of the grant date, beginning on January 16, 2008. You will receive an option agreement for this option grant which is the standard form of option agreement approved by the Compensation Committee for options granted to officers under the 2004 Stock Incentive Plan. As a full-time employee you are eligible to participate in Alfacell sponsored benefit programs, including participation in the Alfacell 401k program, life and other insurance programs subject to the terms and conditions of such programs. In addition, you will receive three (3) weeks paid vacation. The foregoing compensation is contingent upon you working full time for Alfacell and spending at least three days per week in Alfacell's offices and/or on the road with management or investors.

Our employment offer to you is contingent upon: 1) your ability as required by federal law to establish your employment eligibility; as a U.S. citizen, a U.S. lawful permanent resident, or an individual specifically authorized for employment in the U.S. by the Immigration and Naturalization Service and 2) you signing and being subject to a standard form of Confidentiality and Inventions Agreement. Failure to meet any of these contingencies outlined above will make you ineligible for employment.

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As with all other Alfacell employees,  your employment is "at will", which means either you or Alfacell may terminate your employment at any time for any reason.

Larry, we look forward to your addition as a member of the Alfacell team. Please acknowledge this letter.

Sincerely,

/s/ Kuslima Shogen
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Kuslima Shogen
Chief Executive Officer


ACKNOWLEDGMENT:

I have read, understand and accept the foregoing terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without written modification of this agreement, the at-will term of my employment (i.e., my right and Alfacell's right to terminate our employment relationship at any time, with or without cause) is a term of employment that cannot be altered or modified except in writing and signed by me and Alfacell's representative.



Name:  /s/ Lawrence A. Kenyon       Date:  January 16, 2007
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       Lawrence A. Kenyon